The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Amendment No. 1 to Preliminary Pricing Supplement dated March 31, 2008

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 549 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated , 2008
Rule 424(b)(2)
$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered Leveraged Securities due April    , 2013
Linked to a Basket Composed of the Dow Jones-AIG Commodity Index and Six Commodities

Unlike ordinary debt securities, the Buffered Leveraged Securities do not pay interest and do not guarantee the return of 100% of principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of Buffered Leveraged Securities that you hold an amount in cash based upon the performance of a weighted basket composed of the Dow Jones-AIG Commodity Index, which we refer to as the Commodity Index, and six commodities (High Grade Primary Aluminum, which we refer to as aluminum; Cotton No. 2–NYBOT, which we refer to as cotton; gold; natural gas; Soybeans–CBOT, which we refer to as soybeans; and Sugar–NYBOT, which we refer to as sugar). We refer to each component as a basket commodity and to the components together as the basket commodities.  The basket weighting for each basket commodity will be 60% for the Commodity Index, 8% for natural gas, 7% each for aluminum and soybeans, and 6% each for cotton, gold and sugar.
•	The stated principal amount of each Buffered Leveraged Security is $1,000.
•	We will not pay interest on the Buffered Leveraged Securities.
•
At maturity, you will receive an amount per Buffered Leveraged Security based on the sum of the percentage differences for each basket commodity between the final price and the strike price of that basket commodity, taking into account its basket weighting.

º
If the basket percent increase is greater than 0%, you will receive for each $1,000 stated principal amount of Buffered Leveraged Securities that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.

>
The leveraged upside payment will equal the product of (i) $1,000 times (ii) the basket percent increase times (iii) 130% to 145%, which we refer to as the leverage factor, and which will be determined on the day we price the Buffered Leveraged Securities for initial sale to the public, which we refer to as the pricing date.  There will be no maximum payment at maturity on the Buffered Leveraged Securities.

º
If the basket performance factor is less than or equal to 100%, but greater than or equal to the buffer level of 85%, you will receive for each Buffered Leveraged Security the stated principal amount of $1,000.

º
If the basket performance factor is less than the buffer level of 85%, you will receive for each $1,000 stated principal amount of Buffered Leveraged Securities, $1,000 times the basket performance factor plus $150, which will be an amount that is less than the $1,000 and which could be significantly less. Under no circumstances will you receive less than $150 per Buffered Leveraged Security at maturity.

•
The basket percent increase will equal the sum of the products of the (i) the final price for each basket commodity minus the strike price for such basket commodity divided by the strike price for such basket commodity times (ii) the basket weight for such basket commodity.

•
The basket performance factor will equal the sum of the products of (x) the final price for each basket commodity divided by the strike price for such basket commodity times (y) the basket weight for such basket commodity.

º
The strike price for each basket commodity will equal the basket commodity price for such basket commodity on the pricing date plus or minus the applicable spread for such basket commodity.  The spread of each basket commodity may be positive or negative.

º
The spread for each basket commodity will be determined by Morgan Stanley Capital Group Inc., which we refer to as the calculation agent, on the pricing date, and will be based on the difference between the basket commodity price on the pricing date for each basket commodity and the estimated forward price of that basket commodity for delivery on April    , 2013, which we refer to as the valuation date.

º	The basket commodity price on any date will be the price for that basket commodity on the pricing date as set out in “Description of Buffered Leveraged Securities—Basket Commodity Price” herein.
º	The final price for each basket commodity will be the basket commodity price for such basket commodity on the valuation date.
•	Investing in the Buffered Leveraged Securities is not equivalent to investing in the basket or the basket commodities.
•	The Buffered Leveraged Securities will not be listed on any securities exchange.
•	The CUSIP number for the Buffered Leveraged Securities is 6174464R7.

You should read the more detailed description of the Buffered Leveraged Securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Buffered Leveraged Securities.”
The Buffered Leveraged Securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 Per Buffered Leveraged Security

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Leveraged Security	$1,000	$	$
Total	$	$	$
(1)  For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Buffered Leveraged Securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Buffered Leveraged Securities, see the section of this pricing supplement called “Description of Buffered Leveraged Securities–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered Leveraged Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Buffered Leveraged Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered Leveraged Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Buffered Leveraged Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered Leveraged Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Buffered Leveraged Securities to the public in Hong Kong as the Buffered Leveraged Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered Leveraged Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered Leveraged Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Buffered Leveraged Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the Buffered Leveraged Securities nor make the Buffered Leveraged Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered Leveraged Securities, whether directly or indirectly, to persons in Singapore other than:

(a)    an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Buffered Leveraged Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)    otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Leveraged Securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered Leveraged Securities offered are medium-term debt securities of Morgan Stanley.  The return on the Buffered Leveraged Securities at maturity is based on the performance of the components of a weighted basket composed of the Dow Jones-AIG Commodity Index and six commodities (natural gas, aluminum, soybeans, cotton, gold and sugar), each of which we refer to as a basket commodity.

Each Buffered Leveraged Security costs $1,000
We, Morgan Stanley, are offering Buffered Leveraged Securities due April     , 2013, Linked to a Basket Composed of the Dow Jones-AIG Commodity Index and Six Commodities, which we refer to as the Buffered Leveraged Securities.  The stated principal amount and issue price of each Buffered Leveraged Security is $1,000.

The original issue price of the Buffered Leveraged Securities includes the agent’s commissions paid with respect to the Buffered Leveraged Securities and the cost of hedging our obligations under the Buffered Leveraged Securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Buffered Leveraged Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Buffered Leveraged Securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Buffered Leveraged Securities—Use of Proceeds and Hedging.”

The Buffered Leveraged Securities do not guarantee return of 100% of the principal, nor do they pay interest
Unlike ordinary debt securities, the Buffered Leveraged Securities do not pay interest and guarantee the return of only 15% of principal at maturity.  If the basket performance factor is less than the buffer level of 85%, we will pay to you an amount in cash per Buffered Leveraged Security that is less than the $1,000 stated principal amount of each Buffered Leveraged Security and will be an amount proportionate to the decrease in the value of the basket below the buffer level of 85% as expressed by the basket performance factor.

The basket performance factor is the sum of the products of (i) the final price for each basket commodity divided by the strike price for such basket commodity times (ii) the basket weight for such basket commodity.  The final price for each basket commodity will be the price for such basket commodity on April     , 2013, which we refer to as the valuation date.  See “Description of Buffered Leveraged Securities—Valuation Date.”  The scheduled valuation date may be adjusted in the event of non-trading days or market disruption events as described in “Description of Buffered Leveraged Securities—Valuation Date.”

The strike price of each basket commodity is based on the forward price of that basket commodity for delivery on the valuation date.
The strike price for each basket commodity will equal the price for that basket commodity on the pricing date and the applicable spread for that basket commodity.

The spread for each basket commodity may be positive or negative, will be determined by the calculation agent on the pricing date and will be based on the difference between the current price of the basket commodity and the estimated forward price for the applicable basket commodity for delivery on the valuation date.

The forward price for a commodity generally represents the price a market participant would agree today to pay for a commodity to be delivered at a certain point in time in the future. As a result, the spread will reflect the difference between the current price of a basket commodity and the current market expectation of what the price of that basket commodity will be on the valuation date. Consequently, the sum of the performances of the basket commodities as weighted in the basket must exceed current market expectations over the term of the Buffered Leveraged Securities before you will receive at maturity more than the $1,000 stated principal amount per Buffered Leveraged Security.

If the spread for a basket commodity is positive,  the final price for that basket commodity will have to increase by the amount of the spread or more in order for that basket commodity to have a positive performance on the valuation date.

If the spread for a basket commodity is negative, that basket commodity will have a positive performance if the final price for that basket commodity decreases by less than the spread on the valuation date.  However, while a negative spread for a basket commodity will mean that the basket commodity will need only to depreciate by less than the respective spread over the term of the securities in order to have a positive performance, a negative spread also means that the market currently expects the basket commodity to depreciate in value over the term of the Buffered Leveraged Securities.

Investors should only invest in the Buffered Leveraged Securities if they believe a majority of the basket commodities by weight will outperform current market expectations over the term of the Buffered Leveraged Securities.

The basket
The following table sets forth the basket commodities, the strike price (which is the basket commodity price on the pricing date plus or minus the applicable spread) and the percentage weighting of each basket commodity within the basket:

Basket Commodity	Current Price	Spread	Strike Price(1)	Basket Weight
Dow Jones-AIG Commodity Index (the “Commodity Index”)				60%
Natural gas (“natural gas”)				8%
High Grade Primary Aluminum (“aluminum”)				7%
Soybean − CBOT (“soybeans”)				7%
Cotton No. 2 − NYBOT (“cotton”)				6%
Gold (“gold”)				6%
Sugar − NYBOT (“sugar”)				6%

(1) The strike price will be the price of the basket commodity on the pricing date plus or minus the applicable spread.

Payment at maturity based on the sum of the percentage difference for each basket commodity between the final price and the strike price, taking into account the basket weighting, on the valuation date

At maturity, you will receive for each $1,000 stated principal amount of Buffered Leveraged Securities that you hold an amount in cash based upon the sum of the percentage differences, for each basket commodity, between the final price and the strike price on the valuation date for that basket commodity, taking into account its basket weighting.  Because the strike price of each basket commodity is based on the estimated forward price of that basket commodity for delivery on the valuation date, the payment at maturity on the Buffered Leveraged Securities will be based on the extent to which the basket commodities, as weighted in the basket, outperform or underperform current market expectations.
The payment at maturity will be determined on the valuation date as follows:

• If the basket percent increase is greater than 0%, you will receive for each $1,000 stated principal amount of Buffered Leveraged Securities that you hold a payment at maturity equal to:
$1,000 + the leveraged upside payment,

where,

leveraged upside payment = $1,000 x basket percent increase x leverage factor

and

basket percent increase	=
The sum of the products of (i) the final price for each basket commodity minus the strike price for such basket commodity divided by the strike price for such basket commodity times (ii) the basket weight for such basket commodity

and

leverage factor	=	130% to 145%. The actual leverage factor will be determined on the pricing date;

and where,

Final price	=	The basket commodity price for such basket commodity on the valuation date.

Strike price	=	The basket commodity price for such basket commodity on the pricing date plus or minus the applicable spread for that basket commodity.

The basket commodity price on any date will equal:

•  for the Commodity Index, the official settlement price of the Commodity Index as published by the commodity index publisher on such date,

•  for natural gas, the official settlement price per million British Thermal Units of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange,

•  for aluminum, the official cash offer price per ton, stated in U.S. dollars, as determined by the relevant exchange,

•  for soybeans, the official settlement price per bushel of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange,

•  for cotton, the official settlement price per pound of the first nearby month futures contract (or, in the case of any date within 16 calendar days of the last trading day of the nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange,

•  for gold, the afternoon fixing price per troy ounce for delivery in London through a member of the relevant exchange authorized to effect such delivery, stated in U.S. dollars, as calculated by the relevant exchange and

•  for sugar, the official settlement price per pound of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange.
•  If the basket performance factor is less than or equal to 100%, but greater than or equal to the buffer level of 85%, you will receive for each Buffered Leveraged Security that you hold the stated principal amount of $1,000.

•  If the basket performance factor is less than the buffer level of 85%, you will receive for each $1,000 stated principal amount of Buffered Leveraged Securities that you hold a payment at maturity equal to:

$1,000	x	the basket performance factor	+	$150

where,

the basket performance factor	=	The sum of the products of (i) the final price for each basket commodity divided by the strike price for such basket commodity times (ii) the basket weight for such basket commodity

Because in this scenario the basket performance factor will be less than or equal to 85%, you will receive a payment at maturity less than or equal to the $1,000 stated principal amount per Buffered Leveraged Security.

Because the performance of the basket commodities may not be highly correlated, decreases in or insufficient increases in the price of any one or more of the basket commodities could wholly offset increases in the price of other basket commodities.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Buffered Leveraged Securities at Maturity,” which illustrates the performance of the Buffered Leveraged Securities at maturity assuming a range of hypothetical basket performances.  The graph does not show every situation that may occur.

You can review a graph of the historical performance of the basket for the period from January 1, 1998 to March 27, 2008 (assuming that each of the basket commodities is weighted in the basket as described above) and a table of the historical spot prices and related graphs of each of the basket commodities for each calendar quarter in the same period in this pricing supplement under “Description of Buffered Leveraged Securities—Historical Graph” and “—Historical Information.”

While the historical information shows the performance of the spot prices of the basket commodities and the basket as a whole for the past 10 years, the payment at maturity on will be based on the sum of the percent differences in the final price of each basket commodity from its strike price, taking into account its basket weighting.  You cannot predict the future performance of the basket commodities or of the basket as a whole, whether increases in the price of any of the basket commodities will be offset by decreases in the price of other basket commodities or whether the basket commodities as a whole will outperform or underperform market expectations and end sufficiently above their respective strike prices such that you will receive more than the, $1,000 stated principal amount per Buffered Leveraged Security based on their historical performance.

Investing in the Buffered Leveraged Securities is not equivalent to investing in the basket or any of the basket commodities.

You may revoke your offer to purchase the Buffered Leveraged Securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Buffered Leveraged Securities.  You may revoke your offer to purchase the Buffered Leveraged Securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Buffered Leveraged Securities prior to their issuance.  In the event of any material changes to the terms of the Buffered Leveraged Securities, we will notify you.

MSCG will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc. or its successors, which we refer to as MSCG, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCG will determine the strike prices and final prices for each basket commodity and whether a market disruption event has occurred and calculate the basket percent increase or the basket performance factor, the payment to you at maturity and, under certain circumstances, the prices of the basket commodities.

Where you can find more information on the Buffered Leveraged Securities
The Buffered Leveraged Securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the Buffered Leveraged Securities, you should read the “Description of Buffered Leveraged Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in Buffered Leveraged Securities in the section called “Risk Factors.”  The tax treatment of investments in commodity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Buffered Leveraged Securities—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Buffered Leveraged Securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BUFFERED LEVERAGED SECURITIES AT MATURITY

For each Buffered Leveraged Security, the following graph illustrates the payout on the Buffered Leveraged Securities at maturity for a range of hypothetical changes in the value of the basket.  The Leveraged Zone illustrates the leveraging effect of the leverage factor.  The graph is based on the following terms:

•	Stated principal amount per Buffered Leveraged Security: $1,000

•	Buffer level: 85%

•	Hypothetical leverage factor: 137.5%

Where the basket percent increase is positive, the payouts on the Buffered Leveraged Securities at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment.  Where the basket performance factor is less than or equal to 100%, but greater than or equal to the buffer level of 85%, the payment at maturity on the Buffered Leveraged Securities reflected in the graph below is the $1,000 stated principal amount per Buffered Leveraged Securities.  Where the basket performance factor is less than the buffer level of 85%,  the payouts on the Buffered Leveraged Securities at maturity reflected in the graph are equal to $1,000 times the basket performance factor plus $150, and are consequently amounts less than or equal to the $1,000 stated principal amount of each Buffered Leveraged Security.  The graph does not show every situation that may occur.

Presented below are three examples showing how the payout on the Buffered Leveraged Securities is calculated based on hypothetical strike prices and final prices for each basket commodity.  Strike prices and final prices used in the examples below are hypothetical and do not reflect the actual prices or the actual spreads.

Example 1: Basket percent increase is positive

Hypothetical leverage factor = 137.5%

Basket Commodity	Basket Weighting	Hypothetical Strike Price	Hypothetical Final Price	Basket Commodity Performance
Commodity Index	60%	200.00	220.00	+10%
Natural Gas	8%	$9.00	$9.90	+10%
Aluminum	7%	$3,000	$3,300	+10%
Soybeans	7%	1,400¢	1,540¢	+10%
Cotton	6%	80.00¢	88.00¢	+10%
Gold	6%	$900	$990	+10%
Sugar	6%	13.00¢	14.30¢	+10%

Basket percent increase = Sum of the products for each basket commodity of (i) the final price minus the strike price divided by the strike price and (ii) the applicable basket weighting

[(final Commodity Index price –Commodity Index strike price) / Commodity Index strike price] x 60%, plus
[(final natural gas price – natural gas strike price) / natural gas strike price] x 8%, plus
[(final aluminum price – aluminum strike price) / aluminum strike price] x 7%, plus
[(final soybeans price – soybeans strike price) / soybeans strike price] x 7%, plus
[(final cotton price – cotton strike price) / cotton strike price] x 6%, plus
[(final gold price – gold strike price) / gold strike price] x 6%, plus
[(final sugar price – sugar strike price) / sugar strike price] x 6%

So, using the hypothetical prices above,

[(220 – 200) / 200] x 60%  = 6%, plus
[($9.90 – $9.00) / $9.00] x 8% = 0.8%, plus
[($3,300 – $3,000) / $3,000] x 7% = 0.7%, plus
[(1,540¢ – 1,400¢) / 1,400¢] x 7%  = 0.7%, plus
[(88.00¢ – 80.00¢) / 80.00¢] x 6% = 0.6%, plus
[($990 – $900) / $900] x 6% = 0.6%, plus
[(14.30¢ – 13.00¢) / 13.00¢] x 6%  = 0.6%

equals

Basket percent increase   =   10%

Payment at maturity = $1,000 + leverage upside payment

Leverage upside payment =

$1,000 x basket percent increase x leverage factor = $1,000 x 10% x 137.5% = $137.50

Payment at maturity = $1,137.50

Example 2: The basket performance factor is less than 100%, but greater than or equal to the buffer level of 85%

Basket Commodity	Basket Weighting	Hypothetical Strike Price	Hypothetical Final Price	Basket Commodity Performance
Commodity Index	60%	200.00	190.00	-5%
Natural Gas	8%	$9.00	$8.55	-5%
Aluminum	7%	$3,000	$2,850	-5%
Soybeans	7%	1,400¢	1,330¢	-5%
Cotton	6%	80.00¢	76.00¢	-5%
Gold	6%	$900	$855	-5%
Sugar	6%	13.00¢	12.35¢	-5%

Basket performance factor = Sum of the products for each basket commodity of (i) the final price divided by the strike price and (ii) the applicable basket weighting

[final Commodity Index price / Commodity Index strike price] x 60%, plus
[final natural gas price / natural gas strike price] x 8%, plus
[final aluminum price / aluminum strike price] x 7%, plus
[final soybeans price / soybeans strike price] x 7%, plus
[final cotton price / cotton strike price] x 6%, plus
[final gold price / gold strike price] x 6%, plus
[final sugar price / sugar strike price] x 6%

So, using the hypothetical prices above,

[190 / 200] x 60%  = 57%, plus
[$8.55 / $9.00] x 8% = 7.6%, plus
[$2,850 / $3,000] x 7% = 6.65%, plus
[1,330¢ / 1,400¢] x 7%  = 6.65%, plus
[76.00¢ / 80.00¢] x 6% = 5.7%, plus
[$855 / $900] x 6% = 5.7%, plus
[12.35¢ / 13.00¢] x 6%  = 5.7%

equals

Basket performance factor = 95%

Because the basket performance factor is less than or equal to 100% but greater than or equal to the buffer level of 85%, investors will receive a payment at maturity per Buffered Leveraged Security equal to the $1,000 stated principal amount.

Example 3: The basket performance factor is less than the buffer level of 85%

Basket Commodity	Basket Weighting	Hypothetical Strike Price	Hypothetical Final Price	Basket Commodity Performance
Commodity Index	60%	200.00	120.00	-40%
Natural Gas	8%	$9.00	$9.09	+1%
Aluminum	7%	$3,000	$3,030	+1%
Soybeans	7%	1,400¢	1,414¢	+1%
Cotton	6%	80.00¢	80.80¢	+1%
Gold	6%	$900	$909	+1%
Sugar	6%	13.00¢	13.13¢	+1%

Basket performance factor = Sum of the products for each basket commodity of (i) the final price divided by the strike price and (ii) the applicable basket weighting

[final Commodity Index price / Commodity Index strike price] x 60%, plus
[final natural gas price / natural gas strike price] x 8%, plus
[final aluminum price / aluminum strike price] x 7%, plus
[final soybeans price / soybeans strike price] x 7%, plus
[final cotton price / cotton strike price] x 6%, plus
[final gold price / gold strike price] x 6%, plus
[final sugar price / sugar strike price] x 6%

So, using the hypothetical prices above,

[120.00 / 200.00] x 60%  = 36.0%, plus
[$9.09 / $9.00] x 8% = 8.08%, plus
[$3,030 / $3,000] x 7% = 7.07%, plus
[1,414¢ / 1,400¢] x 7%  = 7.07%, plus
[80.80¢ / 80.00¢] x 6% = 6.06%, plus
[$909 / $900] x 6% = 6.06%, plus
[13.13¢ / 13.00¢] x 6%  = 6.06%

equals

Basket performance factor = 76.4%

Payment at maturity = $1,000 x basket performance factor + $150 = $1,000 times 76.4% plus $150 = $914

In Example 3 above, the final prices of each of the basket commodities other than the Commodity Index (with a combined basket weight of 40%) are higher than their respective strike prices by 1%, but the final price of the Commodity Index is lower by 40%.  Accordingly, although the performances of all of the basket commodities other than the Commodity Index are positive, their positive performances are more than offset by the negative performance of the Commodity Index.  Therefore, the basket performance factor is less than 85% and, under this scenario, the Buffered Leveraged Securities will redeem for less than the stated principal amount by an amount proportionate to the negative performance of the basket below the buffer level of 85%.

RISK FACTORS

The Buffered Leveraged Securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Buffered Leveraged Securities do not pay interest or guarantee the return of more than 15% of principal at maturity.  This section describes the most significant risks relating to the Buffered Leveraged Securities.  You should carefully consider whether the Buffered Leveraged Securities are suited to your particular circumstances before you decide to purchase them.

Buffered Leveraged Securities do not pay interest or guarantee the return of 100% of principal
The terms of the Buffered Leveraged Securities differ from those of ordinary debt securities in that we will not pay you interest on the Buffered Leveraged Securities or guarantee to pay you the stated principal amount of the Buffered Leveraged Securities at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of Buffered Leveraged Securities that you hold an amount in cash based upon the basket percent increase or the basket performance factor.  If the basket performance factor is less than 85%, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each Buffered Leveraged Security, and will be an amount proportionate to the decrease in the value of the basket below the buffer level of 85% as expressed by the basket performance factor.  See “Hypothetical Payouts on the Buffered Leveraged Securities at Maturity” on PS–8.

The strike price of each basket commodity is based on the forward price of that basket commodity for delivery on the valuation date.
The strike price for each basket commodity will be the sum of the price for that basket commodity on the pricing date and the applicable spread for that basket commodity.  The spread may be positive or negative and will be based on the difference between the current “spot” price of the basket commodity and the forward price of that basket commodity for delivery on the valuation date.  The forward price for a commodity generally represents the price a market participant would agree today to pay for a commodity to be delivered at a certain point in time in the future.  Consequently, the strike price for each basket commodity will be based on the current market expectation of what the price for that basket commodity will be on the valuation date.  Because the payout on the Buffered Leveraged Securities is based on the sum of the percentage differences for each basket commodity between the final price and the strike price, taking into account basket weighting, a majority by weight of the basket commodities will have to outperform current market expectations over the term of the Buffered Leveraged Securities before investors will receive a payment at maturity greater than the $1,000 stated principal amount per Buffered Leveraged Security.

The spread for each basket commodity may be positive or negative and will be determined on the pricing date.  If the spread for a basket commodity is positive, the final price for that basket commodity must increase by the amount of the spread or more in order for that basket commodity to have a positive performance on the valuation date.

If the spread for a basket commodity is negative, that basket commodity will have a positive performance if the final price for that basket commodity decreases by less than the spread on the valuation date.  However, while a negative spread for a basket commodity will mean that the basket commodity will need only to depreciate by less than the respective spread over the term of the securities in order to have a positive performance, a negative spread also means that the market currently expects the basket commodity to depreciate in value over the term of the Buffered Leveraged Securities.

The Buffered Leveraged Securities will not be listed
The Buffered Leveraged Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered Leveraged Securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the Buffered Leveraged Securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Buffered Leveraged Securities easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered Leveraged Securities, the price at which you may be able to trade your Buffered Leveraged Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered Leveraged Securities.

Market price of the Buffered Leveraged Securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will also influence the value of the Buffered Leveraged Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Leveraged Securities in the secondary market, including:

• the price of each of the basket commodities at any time and, in particular, on the valuation date,

•  the market prices of the basket commodities and futures contracts on such basket commodities, and of the commodities and the commodity contracts underlying the Commodity Index and the volatility of such prices,

• trends of supply and demand for the commodities underlying the Commodity Index and for the other basket commodities at any time,
• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities underlying the Commodity Index and the other basket commodities or commodities markets generally and which may affect the final prices of the basket commodities,

• the time remaining until the Buffered Leveraged Securities mature, and
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your Buffered Leveraged Securities prior to maturity.  For example, you may have to sell your Buffered Leveraged Securities at a substantial discount from the stated principal amount if the prices of the basket commodities, taking into account basket weighting, are in the aggregate below their strike prices at the time of sale or if market interest rates rise.  You cannot predict the future performance of any of the basket commodities based on their historical performance or whether the final prices any of the basket commodities will be greater than their respective strike prices.  The basket performance factor may be less than 85% so that you will receive at maturity an amount that is less than or equal to the $1,000 stated principal amount of each Buffered Leveraged Security, and will be an amount proportionate to the decrease in the value of the basket below the buffer level of 85% as expressed by the basket performance factor.  In addition, there can be no assurance that the basket commodities, as weighted in the basket, will outperform current market expectations so that you will receive at maturity an amount in excess of the stated principal amount of the Buffered Leveraged Securities.

Not equivalent to investing in the basket commodities or the commodities underlying the Commodity Index	Investing in the Buffered Leveraged Securities is not equivalent to investing in the basket commodities or the futures contracts that comprise the Commodity Index.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered Leveraged Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered Leveraged Securities, as well as the projected profit included in the cost of hedging our obligations under the Buffered Leveraged Securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Prices for the basket commodities may change unpredictably and affect the value of the Buffered Leveraged Securities in unforeseeable ways
Investments, such as the Buffered Leveraged Securities, linked to the prices of commodities are considered speculative and the prices for the basket commodities and the contracts underlying the Commodity Index may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, wars and acts of terror, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity and of the commodities underlying the Commodity Index also affects the value of the futures and forward contracts related to such basket commodity or underlying commodities and therefore their prices at any such time.  These factors may affect the prices for the basket commodities and the value of your Buffered Leveraged Securities in varying ways and may cause the prices of the basket commodities to move in inconsistent directions and at inconsistent rates.

Changes in the price of one or more of the basket commodities may offset each other
Price movements in the basket commodities may not correlate with each other.  At a time when the value of one basket commodity increases, the value of the other basket commodities may not increase as much, or may even decline in value.  Therefore, in calculating the basket percent increase and the basket performance factor on the valuation date, increases in the final price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the final price of other basket commodities particularly if the lesser performing basket components are more heavily weighted than the better performing basket components.

You can review a graph of the historical performance of the basket for the period from January 1, 1998 to March 27, 2008 (assuming that each of the basket commodities is weighted in the basket as described above) and a table of the historical spot prices and related graphs of each of the basket commodities for each calendar quarter in the same period in this pricing supplement under “Description of Buffered Leveraged Securities—Historical Graph” and “—Historical Information.”  While the historical information shows the “spot price” performance of the basket commodities and the basket as a whole for the past 10 years, the payment at maturity on will be based on the sum of the percent differences in the final price of each basket commodity from its strike price, taking into account basket weighting.  You cannot predict the future performance of the basket commodities or of the basket as a whole, whether increases in the price of any of the basket commodities will be offset by decreases in the price of other basket commodities or whether the basket commodities as a whole will outperform or underperform market expectations and end sufficiently above their respective strike prices such that you will receive more than the, $1,000 stated principal amount per Buffered Leveraged Security based on their historical performance.

Higher future prices of the commodities underlying the Commodity Index relative to their current prices may adversely affect the value of the Commodity Index and the value of the Buffered Leveraged Securities

The Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Commodity Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the Commodity Index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Commodity Index and, accordingly, the value of the Buffered Leveraged Securities.

Adjustments to the Commodity Index could adversely affect the value of the Buffered Leveraged Securities
Dow Jones & Company, Inc., or Dow Jones, in conjunction with AIG Financial Products Corp., or AIG-FP, is responsible for calculating, maintaining and publishing the Commodity Index.  Dow Jones and AIG-FP can add, delete or substitute the contracts underlying the Commodity Index or make other methodological changes that could change the official settlement value of the Commodity Index.  Dow Jones and AIG-FP may discontinue or suspend calculation or dissemination of the Commodity Index.  Any of these actions could adversely affect the value of the Buffered Leveraged Securities.

The publisher of the Commodity Index may discontinue or suspend calculation or publication of the Commodity Index at any time.  In these circumstances, MSCG, as the calculation agent, will have the sole discretion to determine a substitute or successor index that is comparable to the discontinued Commodity Index.  In such circumstances, MSCG could have an economic interest that is different than that of investors in the Buffered Leveraged Securities insofar as, for example, MSCG is not precluded from considering substitute indices that are calculated and published by MSCG or any of its affiliates and, in the case of the successor index, MSCG will calculate the values of the successor index as described under “Description of Buffered Leveraged Securities—Discontinuance of the Commodity Index; Alteration of Method of Calculation.”

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Natural Gas

Natural gas is used primarily for residential and commercial heating and in the production of electricity.  The level of global industrial activity influences the demand for natural gas.  In addition, the demand for natural gas has traditionally been cyclical, with higher demand during winter months and lower demand during relatively warmer summer months.  Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas.  The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa.  In general, the supply of natural gas is based on competitive market forces.  Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market.

The ability of production companies to supply natural gas is dependent on a number of factors.  Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars).  In addition, production companies face more general barriers to their ability to increase in supply of natural gas, including access to land, the expansion of pipelines and the financial environment.  These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

Aluminum

The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum.  The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

Soybeans

The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

Cotton

Cotton prices are primarily affected by the global demand for and supply of cotton, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for cotton are affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Sugar

Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates.  Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol.  Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol.  The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption.  Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar.  Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

Suspension or disruptions of the market trading in the basket commodities may adversely affect the value of the Buffered Leveraged Securities
The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket commodities and, therefore, the value of the Buffered Leveraged Securities.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the Buffered Leveraged Securities.

As calculation agent, MSCG will determine the strike price and final price of each basket commodity, the basket percent increase or the performance factor of the basket and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any closing price of a basket commodity in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Buffered Leveraged Securities—Market Disruption Event.”

The original issue price of the Buffered Leveraged Securities includes the agent’s commissions and certain costs of hedging our obligations under the Buffered Leveraged Securities.  The subsidiaries through which we hedge our obligations under the Buffered Leveraged Securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the agent and its affiliates could potentially affect the value of the Buffered Leveraged Securities
MS & Co. and other affiliates of ours will carry out hedging activities related to the Buffered Leveraged Securities (and to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities, as well as in other instruments related to the basket commodities.  MS & Co. and some of our other subsidiaries also trade the basket commodities, the commodities underlying the Commodity Index and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the day we price the Buffered Leveraged Securities for initial sale to the public could potentially increase the strike values for the basket commodities and, as a result, could increase the levels at which the basket commodities must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount on the Buffered Leveraged Securities.  Additionally, such hedging or trading activities during the term of the Buffered Leveraged Securities could potentially affect the prices of the basket commodities, including the prices on the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the Buffered Leveraged Securities or at maturity.

Although the U.S. federal income tax consequences of an investment in the Buffered Leveraged Securities are uncertain, the Buffered Leveraged Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the Buffered Leveraged Securities.  Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered Leveraged Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each Buffered Leveraged Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered Leveraged Securities, the timing and character of income on the Buffered Leveraged Securities might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Leveraged Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Leveraged Securities.  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Leveraged Securities, possibly on a retroactive basis.  Both U.S. and non-U.S. investors considering an investment in the Buffered Leveraged Securities should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Leveraged Securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and Non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Buffered Leveraged Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BUFFERED LEVERAGED SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Buffered Leveraged Securities” refers to each $1,000 Stated Principal Amount of our Buffered Leveraged Securities due April    , 2013, Linked to a Basket Composed of the Dow Jones-AIG Commodity Index and Six Commodities.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	April , 2008

Original Issue Date (Settlement Date)	April , 2008

Maturity Date	April , 2013

Stated Principal Amount	$1,000 per Buffered Leveraged Security

Minimum Purchase Amount	$50,000 and integral multiples of $1,000 in excess thereof

CUSIP Number	6174464R7

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Commodities weighted at their respective Basket Weights as set forth in the following table:

Basket Commodity	Current Price	Spread	Strike Price(1)	Basket Weight
Dow Jones-AIG Commodity Index (the “Commodity Index”)				60%
Natural gas (“natural gas”)				8%
High Grade Primary Aluminum (“aluminum”)				7%
Soybean − CBOT (“soybeans”)				7%
Cotton No. 2 − NYBOT (“cotton”)				6%
Gold (“gold”)				6%
Sugar − NYBOT (“sugar”)				6%
(1) The strike price will be the price of the basket commodity on the pricing date plus or minus the applicable spread.

Payment at Maturity
At maturity, upon delivery of the Buffered Leveraged Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Buffered Leveraged Security an amount in cash equal to (i) if the Basket Percent Increase is greater than 0%, $1,000 plus the Leveraged Upside Payment, (ii) if the Basket Performance Factor is less than or equal to 100% but greater than or equal to 85%, the Stated Principal Amount or (iii) if the Basket Performance Factor is less than 85%, $1,000 times the Basket Performance Factor plus $150.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Buffered Leveraged Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Buffered Leveraged Securities to the Trustee for delivery to DTC, as holder of the Buffered Leveraged Securities, on the Maturity Date.  We

expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	The product of (i) $1,000 and (ii) the Basket Percent Increase and (iii) the Leverage Factor.

Leverage Factor	130% to 145%. The actual Leverage Factor will be determined on the Pricing Date.

Minimum Payment at Maturity	$150 (15% of the Stated Principal Amount).

Basket Percent Increase
The Basket Percent Increase will equal the sum of the products of the (i) the Final Price for each Basket Commodity minus the Strike Price for such Basket Commodity divided by the Strike Price for such Basket Commodity times (ii) the Basket Weight for such Basket Commodity.

Basket Performance Factor
The Basket Performance Factor will equal the sum of the products of (i) the Final Price for each Basket Commodity divided by the Strike Price for such Basket Commodity times (ii) the Basket Weight for such Basket Commodity.

Basket Commodity Price
The Basket Commodity Price on any date will equal: (i) for the Commodity Index, the official settlement price of the Commodity Index published by the Commodity Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Commodity Index; Alteration of Method of Calculation”), (ii) for Natural Gas, the official settlement price per million British Thermal Units of Natural Gas on the Relevant Exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the Relevant Exchange, (iii) for Aluminum, the official cash offer price per ton of high grade primary aluminum on the Relevant Exchange for the spot market, stated in U.S. dollars, as determined by the Relevant Exchange, (iv) in the case of Soybeans, the official settlement price per bushel of deliverable grade soybeans on the Relevant Exchange of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the nearby month futures contract, the second nearby futures contract), stated in U.S. cents, as made public by the Relevant Exchange, (v) in the case of Cotton, the official settlement price per pound of deliverable grade cotton on the Relevant Exchange of the first nearby month futures contract (or, in the case of any date within 16 calendar days of the last trading day of the nearby month futures contract, the second nearby futures contract), stated in U.S. cents, as made public by the Relevant Exchange, (vi) for Gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the Relevant Exchange authorized to effect such delivery, stated in U.S. dollars, as calculated by the Relevant Exchange and (vii) for Sugar, the official settlement price per pound of deliverable grade sugar cane on the Relevant Exchange of the first nearby month futures contract (or, in the case of any date within 14 calendar days of the last trading day of the nearby month futures contract, the second nearby futures contract), stated in U.S. cents, as made public by the Relevant Exchange.

Strike Price
For each Basket Commodity, the Strike Price as set out under “—Basket—Strike Price,” above, provided, that if the Pricing Date is not a Trading Day or if a Market Disruption Event occurs on that date with respect to such Basket Commodity, the Strike Price for such Basket Commodity will be, subject to the succeeding paragraph below, the sum of the Basket Commodity Price of such Basket Commodity on the next Trading Day on which no Market Disruption Event occurs and the applicable Spread.

If a Market Disruption Event with respect to a Basket Commodity has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Pricing Date, the Calculation Agent will determine such Basket Commodity’s Strike Price on such third Trading Day in accordance with the fallback provisions set forth in the third paragraph of “—Valuation Date” below.

Final Price	For each Basket Commodity, the Basket Commodity Price for such Basket Commodity on the Valuation Date.

Valuation Date	With respect to each Basket Commodity separately, April , 2013, subject to adjustment for non-Trading Days and Market Disruption Events as described in the following paragraphs.

For each Basket Commodity separately, if the scheduled Valuation Date is not a Trading Day or if a Market Disruption Event occurs on that date with respect to such Basket Commodity (or in the case of the Commodity Index, a commodity contract underlying the Commodity Index (an “index contract”)), the Basket Commodity Price for such Basket Commodity for the Valuation Date will be, subject to the succeeding paragraph below, the relevant price of such Basket Commodity or index contract on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event with respect to a Basket Commodity or index contract has occurred on each of the three consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the price of such Basket Commodity or index contract, as applicable, on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  In calculating the Basket Commodity Price of the Commodity Index in the event of a Market Disruption Event with respect to an index contract, the Calculation Agent shall use the formula for calculating the Commodity Index last in effect prior to such discontinuance.

Commodity Index Publisher	For the Commodity Index, Dow Jones & Company, Inc. in conjunction with AIG Financial Products Corp.

Relevant Exchange	Relevant Exchange means, with respect to a Basket Commodity:

(a) for Natural Gas, the NYMEX Division, or its successor, of the NYMEX,

(b) for Aluminum, the London Metals Exchange,

(c) for Soybeans, the Chicago Board of Trade,

(d) for Cotton and Sugar, the New York Board of Trade,

(e) for Gold, the London Bullion Market Association,

(f) for any other index contract, the primary exchange or market for trading such index contract,

or, if such Relevant Exchange is no longer the principal exchange or trading market for such Basket Commodity or index contract, such exchange or principal trading market for such Basket Commodity or index contract which serves as the source of prices for such Basket Commodity or index contract and any principal exchanges where options or futures contracts on such commodities are traded.

Reuters, Bloomberg and various other third party sources may report prices of the Basket Commodities.  If any such reported price for any Basket Commodity differs from that as determined by the Relevant Exchange, the price as determined by the Relevant Exchange will prevail.

Further, if the Current Price for any Basket Commodity as finally determined by the Relevant Exchange differs from the Current Price for such Basket Commodity set forth above under “—Basket—Current Price,” we will include the definitive Strike Price for such Basket Commodity in an amended pricing supplement.

Trading Day
With respect to each Basket Commodity other than the Commodity Index, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Basket Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

With respect to the Commodity Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the index contracts.

Market Disruption Event
Market Disruption Event means, with respect to any Basket Commodity or any index contract, any of a Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption, Tax Disruption, Material Change in Formula or Material Change in Content.

A Market Disruption Event with respect to one or more of the Basket Commodities will not constitute a Market Disruption Event for any other Basket Commodity.

Price Source Disruption
Price Source Disruption means with respect to any Basket Commodity other than the Commodity Index, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price specified in this pricing supplement for the relevant Basket Commodity.

Price Source Disruption means, with respect to the Commodity Index a (i) the temporary failure of the Commodity Index Publisher to announce or publish the Basket Commodity Price of the Commodity Index (or the value of any Successor Index, if applicable) (or the information necessary for determining the Basket Commodity Price of the Commodity Index (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Commodity Index.

Trading Disruption
Trading Disruption means with respect to a Basket Commodity, the material suspension of, or material limitation imposed on, trading in a Basket Commodity or an index contract or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or index contract.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means with respect to any Basket Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity, index contract or futures contracts related to such Basket Commodity or index contract on the Relevant Exchange for such Basket Commodity or index contract, (ii) the disappearance of, or of trading in, the relevant Basket Commodity or index contract or (iii), in the case of the Commodity Index, the disappearance or permanent discontinuance or unavailability of a Basket Commodity Price for the Commodity Index, notwithstanding the availability of the price source or the status of trading in the relevant index contracts.

Material Change in Formula
Material Change in Formula means, with respect to a Basket Commodity, the occurrence since the Pricing Date, of a material change in the formula for, or the method of calculating, the price of such Basket Commodity.

Material Change in Content	Material Change in Content means, with respect to a Basket Commodity, the occurrence since the Pricing Date, of a material change in the content, composition or constitution of such Basket Commodity.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity or index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price on the day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Discontinuance of the Commodity Index;
Alteration of Method of Calculation
If, (i) following the Original Issue Date, the Commodity Index Publisher ceases to publish the Commodity Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Basket Commodity Price of the Commodity Index will be calculated by the Calculation Agent in accordance with the formula used to calculate the Commodity Index and composition of the futures contracts of the Commodity Index on the last day on which the Commodity Index was published (the “Successor Index”); or (ii) the Commodity Index Publisher changes its method of calculating the Commodity Index in any material respect, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Commodity Index as if such changes or modifications had not been made and calculate any Basket Commodity Price for the Commodity Index in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Commodity Index may adversely affect the value of the Buffered Leveraged Securities.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Buffered Leveraged Securities, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Buffered Leveraged Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Book Entry Note or Certificated Note
Book Entry.  The Buffered Leveraged Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Buffered Leveraged Securities.  Your beneficial interest in the Buffered Leveraged Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered Leveraged Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley and Co. Incorporated (“MS & Co.”)

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Buffered Leveraged Securities shall have occurred and be continuing, the amount declared due and payable per Buffered Leveraged Security upon any acceleration of the Buffered Leveraged Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Basket Commodity Prices of the Basket Commodities on such date of acceleration were the Basket Commodity Prices of such Basket Commodities on the Valuation Date.

If the maturity of the Buffered Leveraged Securities are accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Buffered Leveraged Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	Morgan Stanley Capital Group Inc. (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Buffered Leveraged Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered Leveraged Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered Leveraged Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Spreads, Strike Prices and Final Prices of the Basket Commodities, the Basket Percent Increase or the Basket Performance Factor and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” above.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Commodity Index
We have derived all information contained in this pricing supplement  regarding the Dow Jones–AIG Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Dow Jones and AIG Financial Products Corp. (“AIG-FP”).  The Dow Jones–AIG Commodity Index was designed by Dow Jones and AIG-FP and is calculated, maintained and published by Dow Jones, in conjunction with AIG-FP.  We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones–AIG Commodity Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Dow Jones–AIG Commodity Index.  The value of the Dow Jones–AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones–AIG Commodity Index.

The Buffered Leveraged Securities are linked to the Dow Jones–AIG Commodity Index and not the Dow Jones–AIG Commodity Index Total Return.  The Dow Jones–AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index.  The Dow Jones–AIG Commodity Index Total Return is a total return index which, in addition to reflecting the same returns of the Dow Jones–AIG Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

Overview

The Dow Jones–AIG Commodity Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class.  The Dow Jones–AIG Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the Dow Jones–AIG Commodity Index for 2008 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.  Futures contracts on the Dow Jones–AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Dow Jones–AIG Commodity Index is a proprietary Dow Jones–AIG Commodity Index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates.  The methodology for determining the composition and weighting of the Dow Jones–AIG Commodity Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

The Dow Jones–AIG Commodity Index Committee

Dow Jones and AIG-FP have established the Dow Jones–AIG Commodity Index Committee (the “Committee”) to assist them in connection with the operation of the Dow Jones–AIG Commodity Index.  The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones–AIG Commodity Index for the coming year.  The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Dow Jones–AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones–AIG Commodity Index are determined each year in June by AIG-FP.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Dow Jones–AIG Commodity Index

Commodities Available For Inclusion in the Dow Jones–AIG Commodity Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones–AIG Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Dow Jones–AIG Commodity Index selected for 2008 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Dow Jones–AIG Commodity Index.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.  The Designated Contracts for the commodities included in the Dow Jones–AIG Commodity Index for 2008 are as follows:

Commodity	Designated Contract	Exchange	Target Weighting(2)
Aluminum	High Grade Primary Aluminum	LME	7.11%
Coffee	Coffee “C”	CSCE	3.00%
Copper(1)	High Grade Copper	COMEX	7.04%
Corn	Corn	CBOT	5.66%
Cotton	Cotton	NYCE	2.48%
Crude Oil	Light, Sweet Crude Oil	NYMEX	13.16%
Gold	Gold	COMEX	7.40%
Heating Oil	Heating Oil	NYMEX	3.82%
Live Cattle	Live Cattle	CME	4.89%
Lean Hogs	Lean Hogs	CME	2.55%
Natural Gas	Henry Hub Natural Gas	NYMEX	12.24%
Nickel	Primary Nickel	LME	2.79%
Silver	Silver	COMEX	2.72%
Soybeans	Soybeans	CBOT	2.81%
Soybean Oil	Soybean Oil	CBOT	7.63%
Sugar	World Sugar No. 11	CSCE	3.19%
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.78%
Wheat	Wheat	CBOT	4.70%
Zinc	Special High Grade Zinc	LME	3.03%

(1)   The Dow Jones–AIG Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones–AIG Commodity Index.

(2)   The column in the above table titled “Target Weighting”  reflects the target weightings as of January 2008 of the 19 commodities currently included in the Dow Jones–AIG Commodity Index.

In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Dow Jones–AIG Commodity Index.

The composition of the Dow Jones–AIG Commodity Index is recalculated by AIG-FP in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones–AIG Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-AIG Commodity Index are assigned to “Commodity Groups”.  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum

Commodity Group	Commodity
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Dow Jones–AIG Commodity Index

The Dow Jones–AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Dow Jones–AIG Commodity Index are determined each year in June by AIG-FP under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Dow Jones–AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in Dow Jones–AIG Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones–AIG Commodity Index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones–AIG Commodity Index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Dow Jones–AIG Commodity Index (the “Index Commodities”) and their respective percentage weights.

The Dow Jones–AIG Commodity Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Dow Jones–AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones–AIG Commodity Index as of January of the applicable year:

• No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones–AIG Commodity Index.
• No single commodity may constitute more than 15% of the Dow Jones–AIG Commodity Index.
• No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones–AIG Commodity Index.
• No single commodity that is in the Dow Jones–AIG Commodity Index may constitute less than 2% of the Dow Jones–AIG Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones–AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones–AIG Commodity Index by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Dow Jones–AIG Commodity Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Dow Jones–AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones–AIG Commodity Index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Dow Jones–AIG Commodity Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Dow Jones–AIG Commodity Index value to calculate the current Dow Jones–AIG Commodity Index value.
The Dow Jones–AIG Commodity Index is a Rolling Dow Jones–AIG Commodity Index

The Dow Jones–AIG Commodity Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Dow Jones–AIG Commodity Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Dow Jones–AIG Commodity Index is, therefore, a “rolling Dow Jones–AIG Commodity Index”.

Dow Jones–AIG Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the Dow Jones–AIG Commodity Index will be adjusted in the event that AIG-FP determines that any of the following Dow Jones–AIG Commodity Index calculation disruption events exists:

• the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones–AIG Commodity Index on that day,
• the settlement value of any futures contract used in the calculation of the Dow Jones–AIG Commodity Index reflects the maximum permitted price change from the previous day's settlement value,
• the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Dow Jones–AIG Commodity Index, or with respect to any futures contract used in the calculation of the Dow Jones–AIG Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

License Agreement among Dow Jones,
AIG-FP and Morgan Stanley
Dow Jones, AIG-FP and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Dow Jones–AIG Commodity Index, which is published by Dow Jones, in connection with certain securities, including the Buffered Leveraged Securities.

The license agreement between Dow Jones, AIG-FP and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered Leveraged Securities are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Buffered Leveraged Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Buffered Leveraged Securities particularly.  The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the Dow Jones–AIG Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to Morgan Stanley or the Buffered Leveraged Securities.  Dow Jones and AIG-FP have no obligation to take the needs of Morgan Stanley or the owners of the Buffered Leveraged Securities into consideration in determining, composing or calculating the Dow Jones–AIG Commodity Index.  None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Buffered Leveraged Securities to be issued or in the determination or calculation of the equation by which the Buffered Leveraged Securities are to be converted into cash.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Buffered Leveraged Securities customers, in connection with the administration, marketing or trading of the Buffered Leveraged Securities.  Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Buffered Leveraged Securities currently being issued by Morgan Stanley, but which may be similar to and competitive with the Buffered Leveraged Securities.  In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones–AIG Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones–AIG Commodity Index, and Buffered Leveraged Securities.

This pricing supplement relates only to the Buffered Leveraged Securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones–AIG Commodity Index components.  Purchasers of the Buffered Leveraged Securities should not conclude that the inclusion of a futures contract in the Dow Jones–AIG Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates.  The information in this pricing supplement regarding the Dow Jones–AIG Commodity Index components has been derived solely from publicly available documents.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones–AIG Commodity Index components in connection with the Buffered Leveraged Securities.  None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones–AIG Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED LEVERAGED SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND MORGAN STANLEY, OTHER THAN AMERICAN INTERNATIONAL GROUP.

“Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The Buffered Leveraged Securities are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the Buffered Leveraged Securities.

Historical Graph
The following graph sets forth the historical “spot price” performance of the Basket (assuming that each of the Basket Commodities is weighted as described in “—Basket” above).  The graph covers the period from January 1, 1998 through March 27, 2008 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period.  The graph is based on unadjusted commodities “spot prices” and does not reflect the Spreads that will be included in the Strike Price for each Basket Commodity, nor does it take into account the Leverage Factor or in any way attempt to show your expected return on an investment in the Buffered Leveraged Securities.  The historical performance of the Basket and the Basket Commodities should not be taken as an indication of their future performance.

Historical Basket Performance
January 1, 1998 through March 27, 2008

Historical Information
The following tables set forth the published high, low and end of quarter prices for each of the Basket Commodities for each calendar quarter from January 1, 1998 to March 27, 2008.  The graphs following each Basket Commodity’s table set forth the historical performance of each respective Basket Commodity for the same period.  The prices on March 27, 2008 were, (i) in the case of the Commodity Index, 207.917, (ii) in the case of Natural

Gas, $9.578, (iii) in the case of Aluminum, $2,918, (iv) in the case of Soybeans, 1,327.25¢, (v) in the case of Cotton, 72.90¢, (vi) in the case of Gold, $946.75 and (vii) in the case of Sugar, 12.13¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  While the historical information shows the performance of the Basket Commodities for the past 10 years, the payment at maturity on will be based on the weighted sum of changes in the Final Price of each Basket Commodity from its Strike Price.  The Strike Price for a Basket Commodity will be the Basket Commodity Price for that Basket Commodity on the Pricing Date modified by the applicable Spread, and will therefore be different from the current price of the Basket Commodity.  You cannot predict the future performance of the Basket Commodities or of the Basket as a whole, whether increases in the price of any of the Basket Commodities will be offset by decreases in the price of other Basket Commodities or whether the Basket Commodities as a whole will increase sufficiently beyond their respective Strike Prices such that you will receive more than the $1,000 Stated Principal Amount per Buffered Leveraged Security based on the historical performance of the unadjusted commodity prices.  We cannot give you any assurance that the Basket Percent Increase at maturity will be greater than zero so that you will receive a payment in excess of the Stated Principal Amount of the Buffered Leveraged Securities.  Because your return is linked to the weighted sum of the changes of the Final Prices of the Basket Commodities from their respective Strike Prices, there is no guaranteed return of all of your principal.

If the Basket Performance Factor at maturity is less than 85%, you will lose money on your investment.

  Dow Jones-AIG Commodity Index

Historical High, Low and Period End Settlement Prices
January 1, 1998 through March 27, 2008
Commodity Index	High	Low	Period End	Commodity Index	High	Low	Period End
1998				2004
First Quarter	113.028	102.946	106.516	First Quarter	151.691	136.818	150.837
Second Quarter	107.159	93.737	96.561	Second Quarter	154.994	143.289	144.034
Third Quarter	96.012	84.267	90.447	Third Quarter	153.175	140.991	153.175
Fourth Quarter	89.881	76.608	77.803	Fourth Quarter	159.294	141.271	145.604
1999				2005
First Quarter	81.450	74.241	81.023	First Quarter	165.246	142.180	162.094
Second Quarter	84.365	77.959	82.599	Second Quarter	162.389	146.078	152.885
Third Quarter	93.129	80.915	92.435	Third Quarter	179.069	154.107	178.249
Fourth Quarter	93.154	87.176	92.273	Fourth Quarter	180.240	163.358	171.149
2000				2006
First Quarter	102.248	90.750	98.524	First Quarter	174.224	158.780	165.194
Second Quarter	105.750	94.628	104.764	Second Quarter	187.628	164.723	173.235
Third Quarter	111.172	99.004	106.975	Third Quarter	179.962	156.587	159.957
Fourth Quarter	116.091	103.538	114.613	Fourth Quarter	175.214	156.075	166.509
2001				2007
First Quarter	115.550	105.372	105.372	First Quarter	173.503	155.880	171.963
Second Quarter	110.832	100.692	101.571	Second Quarter	176.484	168.522	169.671
Third Quarter	104.613	93.885	95.107	Third Quarter	179.715	161.062	178.250
Fourth Quarter	94.880	87.414	89.033	Fourth Quarter	185.568	172.123	184.964
2002				2008
First Quarter	99.588	87.366	99.588	First Quarter
Second Quarter	102.617	94.108	99.518	(through March 27,
Third Quarter	106.985	96.860	106.294	2008)	219.093	181.157	207.917
Fourth Quarter	112.933	101.140	110.276
2003
First Quarter	125.049	111.198	113.171
Second Quarter	120.826	110.966	115.788
Third Quarter	121.322	114.021	120.898
Fourth Quarter	137.320	121.139	135.269

Dow Jones-AIG Commodity Index

Natural Gas

Historical High, Low and Period End Official Settlement Prices
January 1, 1998 through March 27, 2008
(stated in U.S. dollars)
Natural Gas	High	Low	Period End	Natural Gas	High	Low	Period End
1998				2004
First Quarter	2.522	2.001	2.522	First Quarter	7.287	5.077	5.933
Second Quarter	2.689	1.930	2.469	Second Quarter	6.705	5.509	6.155
Third Quarter	2.450	1.652	2.433	Third Quarter	6.911	4.570	6.795
Fourth Quarter	2.553	1.765	1.945	Fourth Quarter	8.752	6.149	6.149
1999				2005
First Quarter	2.071	1.628	2.013	First Quarter	7.653	5.790	7.653
Second Quarter	2.460	2.013	2.394	Second Quarter	7.749	6.123	6.981
Third Quarter	3.064	2.141	2.744	Third Quarter	14.196	7.171	13.921
Fourth Quarter	3.092	2.120	2.329	Fourth Quarter	15.378	11.022	11.225
2000				2006
First Quarter	2.963	2.168	2.945	First Quarter	10.626	6.547	7.210
Second Quarter	4.686	2.822	4.476	Second Quarter	8.192	5.887	6.104
Third Quarter	5.363	3.660	5.186	Third Quarter	8.211	4.201	5.620
Fourth Quarter	9.978	4.485	9.775	Fourth Quarter	8.871	5.643	6.299
2001				2007
First Quarter	9.819	4.911	5.025	First Quarter	7.871	6.162	7.730
Second Quarter	5.559	3.096	3.096	Second Quarter	8.191	6.655	6.773
Third Quarter	3.468	1.830	2.244	Third Quarter	7.010	5.380	6.870
Fourth Quarter	3.291	2.208	2.570	Fourth Quarter	8.637	6.761	7.483
2002				2008
First Quarter	3.472	1.908	3.283	First Quarter
Second Quarter	3.855	3.057	3.245	(through March 27,
Third Quarter	4.138	2.660	4.138	2008)	10.230	7.621	9.578
Fourth Quarter	5.341	3.724	4.789
2003
First Quarter	9.577	4.935	5.060
Second Quarter	6.521	4.919	5.411
Third Quarter	5.520	4.430	4.830
Fourth Quarter	7.221	4.459	6.189

Natural Gas

High Grade Primary Aluminum

Historical High, Low and Period End Official Cash Offer Prices
January 1, 1998 through March 27, 2008
(stated in U.S. dollars)
Aluminum	High	Low	Period End	Aluminum	High	Low	Period End
1998				2004
First Quarter	1,518.50	1,415.50	1,423.00	First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,450.50	1,279.00	1,285.00	Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,396.00	1,259.00	1,316.00	Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,340.00	1,216.00	1,238.00	Fourth Quarter	1,964.00	1,748.00	1,964.00
1999				2005
First Quarter	1,257.50	1,140.00	1,210.50	First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,383.00	1,215.00	1,367.50	Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,521.50	1,356.00	1,480.00	Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	1,630.50	1,438.00	1,630.50	Fourth Quarter	2,289.00	1,831.00	2,285.00
2000				2006
First Quarter	1,745.00	1,523.00	1,523.00	First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	1,579.50	1,397.00	1,564.00	Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	1,644.00	1,506.00	1,579.00	Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	1,632.50	1,443.00	1,560.00	Fourth Quarter	2,886.00	2,480.00	2,850.00
2001				2007
First Quarter	1,737.00	1,469.00	1,469.00	First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	1,593.00	1,437.00	1,437.00	Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter	1,452.50	1,319.50	1,319.50	Third Quarter	2,791.00	2,316.50	2,440.00
Fourth Quarter	1,430.00	1,243.00	1,335.00	Fourth Quarter	2,582.00	2,335.50	2,350.50
2002				2008
First Quarter	1,438.00	1,313.00	1,386.00	First Quarter
Second Quarter	1,398.00	1,318.00	1,364.50	(through March 27,
Third Quarter	1,370.00	1,279.00	1,280.50	2008)	3,175.00	2,359.00	2,918.00
Fourth Quarter	1,399.00	1,275.50	1,344.50
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50

Aluminum

Soybeans

Historical High, Low and Period End Official Settlement Prices
January 1, 1998 through March 27, 2008
(stated in U.S. cents)
Soybeans	High	Low	Period End	Soybeans	High	Low	Period End
1998				2004
First Quarter	693.00	643.00	645.00	First Quarter	1,055.75	787.50	995.00
Second Quarter	670.50	608.75	640.00	Second Quarter	1,053.50	806.00	893.00
Third Quarter	667.50	514.75	520.75	Third Quarter	979.50	523.50	527.00
Fourth Quarter	593.50	515.25	537.75	Fourth Quarter	561.25	502.00	547.75
1999				2005
First Quarter	553.50	449.75	483.75	First Quarter	681.00	499.50	627.50
Second Quarter	495.50	444.00	448.50	Second Quarter	744.50	603.75	651.75
Third Quarter	515.50	410.00	491.25	Third Quarter	723.00	557.50	573.25
Fourth Quarter	499.75	451.00	461.75	Fourth Quarter	613.00	554.00	602.00
2000				2006
First Quarter	545.50	456.50	545.50	First Quarter	621.00	562.00	571.50
Second Quarter	561.00	477.50	477.50	Second Quarter	609.00	555.25	594.75
Third Quarter	502.00	434.00	490.50	Third Quarter	608.50	527.25	547.50
Fourth Quarter	511.75	456.00	499.50	Fourth Quarter	688.00	542.50	683.50
2001				2007
First Quarter	497.25	428.50	428.50	First Quarter	783.75	653.50	761.25
Second Quarter	482.50	422.00	482.50	Second Quarter	855.25	709.75	850.00
Third Quarter	528.00	451.25	451.25	Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	454.00	420.75	421.00	Fourth Quarter	1,220.75	925.50	1,199.00
2002				2008
First Quarter	476.25	418.00	476.25	First Quarter
Second Quarter	536.50	456.50	536.50	(through March 27,
Third Quarter	602.00	534.75	545.75	2008)	1,544.50	1,189.50	1,327.25
Fourth Quarter	580.50	523.50	569.50
2003
First Quarter	589.50	549.00	574.50
Second Quarter	648.75	573.75	621.25
Third Quarter	683.25	532.50	677.25
Fourth Quarter	800.00	678.00	789.00

Soybeans

Cotton

Historical High, Low and Period End Official Settlement Prices
January 1, 1998 through March 27, 2008
(stated in U.S. cents)
Cotton	High	Low	Period End	Cotton	High	Low	Period End
1998				2004
First Quarter	70.92	63.10	67.23	First Quarter	75.94	62.10	62.10
Second Quarter	81.90	61.73	81.80	Second Quarter	65.34	47.95	48.25
Third Quarter	83.19	70.40	71.40	Third Quarter	54.00	43.02	48.10
Fourth Quarter	74.25	59.94	60.36	Fourth Quarter	50.35	42.31	44.77
1999				2005
First Quarter	66.88	56.52	59.54	First Quarter	53.96	42.70	53.03
Second Quarter	61.91	50.10	50.10	Second Quarter	58.50	46.29	52.00
Third Quarter	53.68	48.37	50.15	Third Quarter	53.80	46.15	51.50
Fourth Quarter	54.67	48.08	50.74	Fourth Quarter	56.93	48.30	54.19
2000				2006
First Quarter	63.60	50.73	58.14	First Quarter	57.43	52.22	52.65
Second Quarter	63.44	50.88	50.88	Second Quarter	53.97	46.12	49.75
Third Quarter	65.20	50.05	62.25	Third Quarter	55.23	47.50	49.30
Fourth Quarter	67.42	62.02	62.28	Fourth Quarter	56.96	46.80	56.19
2001				2007
First Quarter	62.01	45.09	45.09	First Quarter	55.85	51.76	53.57
Second Quarter	46.88	37.68	42.75	Second Quarter	58.50	46.25	58.50
Third Quarter	42.09	33.15	33.50	Third Quarter	66.49	55.15	62.05
Fourth Quarter	37.45	28.52	35.59	Fourth Quarter	68.01	58.10	68.01
2002				2008
First Quarter	39.81	33.06	38.16	First Quarter
Second Quarter	46.80	31.47	46.80	(through March 27,
Third Quarter	47.95	41.15	42.40	2008)	89.00	66.83	72.90
Fourth Quarter	52.17	40.60	51.16
2003
First Quarter	60.02	47.70	57.71
Second Quarter	58.44	48.63	56.20
Third Quarter	66.75	54.52	66.75
Fourth Quarter	82.73	62.59	75.07

Cotton

Gold

Historical High, Low and Period End Afternoon Fixing Prices
January 1, 1998 through March 27, 2008
(stated in U.S. dollars)
Gold	High	Low	Period End	Gold	High	Low	Period End
1998				2004
First Quarter	304.85	278.70	301.00	First Quarter	425.50	390.50	423.70
Second Quarter	313.15	285.85	296.30	Second Quarter	427.25	375.00	395.80
Third Quarter	298.10	273.40	293.85	Third Quarter	415.65	387.30	415.65
Fourth Quarter	300.80	285.80	287.80	Fourth Quarter	454.20	411.25	435.60
1999				2005
First Quarter	294.00	279.45	279.45	First Quarter	443.70	411.10	427.50
Second Quarter	287.95	258.15	261.00	Second Quarter	440.55	414.45	437.10
Third Quarter	307.00	252.80	299.00	Third Quarter	473.25	418.35	473.25
Fourth Quarter	325.50	276.10	290.25	Fourth Quarter	536.50	456.50	513.00
2000				2006
First Quarter	312.70	275.75	276.75	First Quarter	584.00	524.75	582.00
Second Quarter	291.50	271.30	288.15	Second Quarter	725.00	567.00	613.50
Third Quarter	287.65	269.50	273.65	Third Quarter	663.25	573.60	599.25
Fourth Quarter	275.05	263.80	274.45	Fourth Quarter	648.75	560.75	632.00
2001				2007
First Quarter	272.50	256.25	257.70	First Quarter	685.75	608.40	661.75
Second Quarter	291.25	255.95	270.60	Second Quarter	691.40	642.10	650.50
Third Quarter	293.25	265.10	293.10	Third Quarter	743.00	648.75	743.00
Fourth Quarter	291.85	272.20	276.50	Fourth Quarter	841.10	725.50	833.75
2002				2008
First Quarter	304.30	277.75	301.40	First Quarter
Second Quarter	327.05	297.75	318.50	(through March 27,
Third Quarter	326.30	302.25	323.70	2008)	1,011.25	846.75	946.75
Fourth Quarter	349.30	310.75	347.20
2003
First Quarter	382.10	329.45	334.85
Second Quarter	371.40	319.90	346.00
Third Quarter	390.70	342.50	388.00
Fourth Quarter	416.25	370.25	416.25

Gold

Sugar

Historical High, Low and Period End Official Settlement Prices
January 1, 1998 through March 27, 2008
(stated in U.S. cents)

Sugar	High	Low	Period End	Sugar	High	Low	Period End
1998				2004
First Quarter	12.02	9.25	10.19	First Quarter	7.15	1.52	6.40
Second Quarter	9.95	7.36	8.46	Second Quarter	7.32	6.25	7.24
Third Quarter	9.06	6.67	7.13	Third Quarter	8.50	7.38	8.50
Fourth Quarter	8.49	7.27	7.86	Fourth Quarter	9.32	8.35	9.04
1999				2005
First Quarter	8.80	5.47	5.91	First Quarter	9.30	8.42	8.70
Second Quarter	6.09	4.50	5.60	Second Quarter	9.34	8.08	9.34
Third Quarter	7.09	5.31	6.99	Third Quarter	11.13	9.16	10.95
Fourth Quarter	7.25	5.74	6.12	Fourth Quarter	14.79	11.20	14.68
2000				2006
First Quarter	6.10	4.65	5.90	First Quarter	19.30	14.18	17.90
Second Quarter	9.20	5.81	8.50	Second Quarter	18.33	14.71	15.79
Third Quarter	11.06	8.66	9.77	Third Quarter	17.16	9.75	10.85
Fourth Quarter	11.39	8.73	10.20	Fourth Quarter	12.58	10.89	11.75
2001				2007
First Quarter	10.47	7.75	7.75	First Quarter	11.51	9.85	9.88
Second Quarter	9.59	8.08	9.59	Second Quarter	9.98	8.45	9.07
Third Quarter	8.83	6.70	6.70	Third Quarter	10.33	9.09	9.56
Fourth Quarter	7.84	6.15	7.39	Fourth Quarter	11.07	9.70	10.82
2002				2008
First Quarter	8.03	5.78	5.93	First Quarter
Second Quarter	6.17	4.99	5.91	(through March 27,
Third Quarter	7.12	5.16	6.89	2008)	15.02	10.73	12.13
Fourth Quarter	7.81	6.49	7.61
2003
First Quarter	9.07	7.40	7.68
Second Quarter	7.85	6.22	6.33
Third Quarter	7.35	5.86	6.20
Fourth Quarter	6.77	1.52	5.67

Sugar

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Buffered Leveraged Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Buffered Leveraged Securities.  The original issue price of the Buffered Leveraged Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Buffered Leveraged Securities and the cost of hedging our obligations under the Buffered Leveraged Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered Leveraged Securities by taking positions in the Basket Commodities, the commodities underlying the Commodity Index, futures or options contracts on the Basket Commodities or the commodities underlying the Commodity Index listed on major securities markets or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the prices of the Basket Commodities, and, therefore, increase the prices at which the Basket Commodities must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Buffered Leveraged Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered Leveraged Securities by purchasing and selling the Basket Commodities, futures or options contracts on the Basket Commodities listed on major securities markets or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Basket Commodities and, therefore, adversely affect the value of the Buffered Leveraged Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Buffered Leveraged Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Buffered Leveraged Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $ per Buffered Leveraged Security to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the Buffered Leveraged Securities against payment therefor in New York, New York on April         , 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Buffered Leveraged Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Buffered Leveraged Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Buffered Leveraged Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered Leveraged Securities.  Specifically, the Agent may sell more Buffered Leveraged Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered Leveraged Securities, for its own account.  The Agent must close out any naked short position by purchasing the Buffered Leveraged Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered Leveraged Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Buffered Leveraged Securities or its component commodities in the open market to stabilize the price of the Buffered Leveraged Securities.  Any of these activities may raise or maintain the market price of the Buffered Leveraged Securities above independent market levels or prevent or retard a decline in the market price of the Buffered Leveraged Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Buffered Leveraged Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered Leveraged Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Buffered Leveraged Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered Leveraged

Leveraged Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered Leveraged Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered Leveraged Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered Leveraged Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered Leveraged Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Buffered Leveraged Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Buffered Leveraged Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered Leveraged Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Buffered Leveraged Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Buffered Leveraged Securities to the public in Hong Kong as the Buffered Leveraged Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered Leveraged Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered Leveraged Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures

Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.
Mexico

The Buffered Leveraged Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Buffered Leveraged Securities nor make the Buffered Leveraged Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered Leveraged Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Buffered Leveraged Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered Leveraged Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest”

within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered Leveraged Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered Leveraged Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered Leveraged Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Buffered Leveraged Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered Leveraged Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered Leveraged Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered Leveraged Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered Leveraged Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Buffered Leveraged Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Buffered Leveraged Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Buffered Leveraged Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered Leveraged Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Buffered Leveraged Securities.  This discussion only applies to initial investors in the Buffered Leveraged Securities who:

• purchase the Buffered Leveraged Securities at their “issue price”; and
• will hold the Buffered Leveraged Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers in securities, commodities, or foreign currencies;

•  investors holding the Buffered Leveraged Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Buffered Leveraged Securities as part of a constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Buffered Leveraged Securities is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered Leveraged Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Buffered Leveraged Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the Buffered Leveraged Securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Buffered Leveraged Securities or instruments that are similar to the Buffered Leveraged Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered Leveraged Securities (including alternative characterizations of the Buffered Leveraged Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Buffered Leveraged Securities described above.

Tax Consequences to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered Leveraged Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Buffered Leveraged Securities
Assuming the characterization of the Buffered Leveraged Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered Leveraged Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered Leveraged Securities should equal the amount paid by the U.S. Holder to acquire the Buffered Leveraged Securities.

Sale, Exchange or Settlement of the Buffered Leveraged Securities.  Upon a sale or exchange of the Buffered Leveraged Securities, or upon settlement of the Buffered Leveraged Securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered Leveraged Securities sold, exchanged, or settled.  Any capital gain or loss recognized upon sale, exchange or settlement of a Buffered Leveraged Security should be long-term capital gain or loss if the U.S. Holder has held the Buffered Leveraged Security for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Buffered Leveraged Securities

Due to the absence of authorities that directly address the proper characterization and treatment of the Buffered Leveraged Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Buffered Leveraged Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered Leveraged Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Buffered Leveraged Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Buffered Leveraged Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Buffered Leveraged Securities, other alternative federal income tax characterizations or treatments of the Buffered Leveraged Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Buffered Leveraged Securities.  It is possible, for example, that a Buffered Leveraged Security could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered Leveraged Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Leveraged Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Leveraged Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Buffered Leveraged Securities and the proceeds from a sale or other disposition of the Buffered Leveraged Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered Leveraged Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder should consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Buffered Leveraged Security.

Tax Treatment upon Sale, Exchange or Settlement of a Buffered Leveraged Security

In general.  Assuming the characterization of the Buffered Leveraged Securities as set forth above is respected, a Non-U.S. Holder of the Buffered Leveraged Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Buffered Leveraged Securities.  If all or any portion of a Buffered Leveraged Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered

Leveraged Security would not be subject to U.S. federal withholding tax, provided that:
• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered Leveraged Security (or a financial institution holding the Buffered Leveraged Security on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the IRS notice described in “Certain U.S. Federal Income Tax Consequences – Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Buffered Leveraged Securities” is the degree, if any, to which any income with respect to instruments such as the Buffered Leveraged Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered Leveraged Securities, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Leveraged Securities, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered Leveraged Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in the Buffered Leveraged Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered Leveraged Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Buffered Leveraged Security ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.